EXHIBIT 10.7
ANNUAL INCENTIVE PLAN
2010 Plan Year
Guidelines
KIRBY CORPORATION
January 2010

TABLE OF CONTENTS

Introduction	2

The Annual Incentive Plan	3

Performance Measurement Period	3

Eligibility	3

Plan Objectives	4

Performance Measures	4

Corporate and Business Group Weighting	6

Individual Bonus Targets	7

Annual Incentive Plan Concept	7

Performance Measures and Weighting	8

Performance Standards and Award Opportunities	8

Example Award Calculation	9

Administration	10

Introduction
Kirby Corporation established this 2010 Annual Incentive Plan (the “Plan”) to focus employees on identifying and achieving business strategies that will grow the business and lead to an increase in stockholder value. The Plan is also intended to reward superior performance by employees, for their contributions toward achieving Kirby’s objectives. This program may be offered, in whole or in part, to wholly owned subsidiaries of the Company, at the Company’s discretion.
Certain aspects of this Plan are complex. Although these guidelines establish rules for Plan operation, those rules may not work in all cases. Therefore, the Compensation Committee of the Kirby Board of Directors shall have the discretionary authority to interpret these guidelines to insure that the awards are consistent with the Plan’s purposes and the Company’s interests. All decisions by the Compensation Committee shall be final and binding.
Unless resolutions of the Compensation Committee expressly provide otherwise, awards granted under the Plan shall constitute performance awards granted under Article IV of the Kirby Corporation 2005 Stock and Incentive Plan (as amended from time to time, the “Stock Plan”), and as such, shall be subject to the terms and provisions of the Stock Plan that apply to such performance awards.
This Plan, or any part thereof, may be amended, modified, or terminated at any time, without prior notice, by written authorization of (i) the Compensation Committee or (ii) the Chief Executive Officer of the Company; provided that the Plan may not be amended or modified in a manner that would cause an award that is intended to satisfy the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), to fail to satisfy the exception.

The Annual Incentive Plan
Each award granted under the Plan is an award for total Company performance, and for the performance of our three Business Groups: Kirby Inland Marine, Kirby Engine Systems and Dixie Offshore Transportation. Awards are formula-driven and are based on achieving Company, Business Group and individual performance objectives. At the discretion of the Compensation Committee (or to the extent provided in the Plan, the Chief Executive Officer of the Company), an award may be decreased by up to 25% based on individual performance (“negative discretion”).
Performance Measurement Period
Performance is measured on a calendar year basis for the Plan. The Performance Period begins on January 1, 2010 and ends on December 31, 2010.
Eligibility
•	Generally, shore staff managerial employees in salary grades 15 and above, and Wheelhouse employees classified as Captain, Relief Captain or Pilot, are eligible for consideration to be participants. Selection for participation in the Plan is based upon each position’s ability to impact long-term financial results of the Company. Consequently, some employees in positions at salary grades 15 and above might not be included in the Plan, and some employees in positions below salary grade 15 might be included.

•	In order to be eligible to receive an award, participants must be employed on the last day of the Performance Period, and on the date bonuses are actually paid for the Performance Period, unless their earlier termination is due to death, normal retirement[1] or disability[1]. If a participant’s employment is terminated after the last day of the Performance Period, but prior to the date of payment, for any reason other than death, normal retirement[1] or disability[1], the participant’s bonus is distributed among others eligible for the bonus. A “covered employee” as defined for

[1]	Normal retirement or disability as defined for shore based employees in the Company’s Profit Sharing Plan, and as defined for wheelhouse employees in the Vessel Pension Plan purposes of Section 162(m) (a “Covered Employee”) is not eligible for the reallocated amounts.

•	Participation in the Plan in one year does not guarantee participation in similar plans in future years. Participants in the Plan or in similar plans in future years will be notified annually of their selection for participation.
Plan Objectives
The Plan has five key objectives:
•	Provide an annual incentive plan that drives performance toward objectives critical to creating shareholder value.

•	Offer competitive cash compensation opportunities to key Kirby employees.

•	Award outstanding achievement among employees who can directly affect Kirby’s results.

•	Assist Kirby in attracting and retaining high quality employees.

•	Reflect both quantitative and qualitative performance factors in actual bonus payouts.
Performance Measures
The performance measures for the Plan are:
•	EBITDA

•	Return on Total Capital

•	Earnings per share
Annual performance targets will be established for each measure based on Kirby’s projected budget, and individual bonus payments will be based on a combination of Company performance and individual performance.

The maximum amount that may be paid under an award is based on Company performance in achieving the three performance measures, although an award may be decreased by up to 25% based on an assessment of individual performance for the year.
Each of the performance measures will have equal weight in calculating the bonus payout pool.

Corporate and Business Group Weighting
The Plan bonus is calculated at the end of the year based on the performance of Kirby and the performance of our three Business Groups, Kirby Inland Marine, Kirby Engine Systems and Dixie Offshore Transportation, relative to objectives established at the beginning of the year.
The award for Business Group employees will be primarily tied to Business Group performance, with a defined portion tied to Company performance.
The award for Corporate employees will be tied entirely to total Kirby performance.
Annual Incentive Plan Calculation

	Incentive
	Bonus Calculation %
	Kirby
	(Company)	Business Group
All Corporate Employees	100%	0%

Business Group Employees (Inland, Engine Systems and Offshore)	30%	70%

Inland & Engine Systems Presidents	50%	50%

Individual Bonus Targets
Each participant will be assigned a bonus level which is based on competitive market practices, as well as the employee’s ability to impact long-term Company performance. Market practices will be determined using data from either general industry, the marine transportation industry, or the diesel repair industry, depending upon the individual position being considered. The Company’s intent is that salary plus target annual bonus will be positioned to provide a competitive market opportunity for target performance.
Annual Incentive Plan Concept

Performance Measures and Weighting

Measure		Weight

■	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization)	33-1/3%

■	Return on Total Capital (Earnings before interest and taxes divided by average beginning and ending stockholders’ equity plus long-term debt)	33-1/3%

■	Earnings per Share	33-1/3%

100%
Performance Standards and Award Opportunities

Performance		Relationship to	% of Target
Level	Definition	Budget	Earned
Threshold	Minimal acceptable performance for payout	80% of Budget	50%

Target	Expected performance at a stretch level	100% of Budget	100%

Maximum	Outstanding performance	120% of Budget	200%
Performance must be at least to Threshold to earn a bonus payment.

Example Award Calculation

	Performance Standards				Example Calculation
					Assumed	Percent		Weighted
Performance	Below				Actual	of		Percent
Objectives	Threshold	Threshold	Target	Maximum	Results (%	Target		of Target
Percent of Target					Budget	Award	Objective	Award
Award Earned:	0%	50%	100%	200%	Achieved)	Earned	Weight	Earned
EBITDA (% Budget Achieved)	< 80%	80%	100%	120%	90%	75%	33-1/3%	25%

Return on Total Capital (% Budget Achieved)	< 80%	80%	100%	120%	110%	150%	33-1/3%	50%

Earnings per Share (% Budget Achieved)	< 80%	80%	100%	120%	100%	100%	33-1/3%	33.3%

Total Percent of Target Awards Earned for Bonus Pool:								108.3%
■	As shown in the exhibit, actual performance on each objective results in a corresponding percent of target award earned.

■	The percents of target award earned for each objective are then multiplied by the weight for the objective, producing a weighted percent of target award earned for each objective.

■	The weighted percents of target award earned for all objectives are summed to produce a total percent of target awards earned. This factor, when multiplied by the sum of target bonuses for plan participants, equals the bonus funding pool.

■	The total pool is paid to participants pro-rata, based on their individual bonus level and their applicable base salary for the period, except that each individual award may be decreased by up to 25% based on individual performance.

Administration
Award Payout
A participant’s Final Award is paid out in cash within 90 days following the end of the Company’s fiscal year, based on audited financials. No payment shall be made to a participant who is a Covered Employee until the Compensation Committee certifies that the performance objectives that result in such payment have been achieved.
Eligibility Limitation
Unless otherwise provided for in the Plan, participants must be employed by the Company on the last day of the Performance Period, and on the date bonuses are actually paid for the Performance Period, in order to be eligible to receive a bonus award.
Special Circumstances
Listed below are guidelines addressing payment of awards upon termination and other events. The Committee will have the sole authority to resolve disputes related to Plan administration. Decisions made by the Committee will be final and binding on all participants.
New Employees. New employees hired after the beginning of a Performance Period who are selected for participation in the Plan, will receive prorated awards for the then current Performance Period, subject to the Termination of Employment restrictions.
Termination of Employment. If employment terminates before the end of the full Performance Period, or before the date bonuses are actually paid for the Performance Period, as a result of death, normal retirement2, or disability2, the participant (or the participant’s heirs) will be entitled to receive a prorated award at the end of the Performance Period, based upon actual performance and base wages earned while employed during the Performance Period.
If employment terminates prior to the last day of the Performance Period, or prior to the date bonuses are actually paid for the respective Performance Period, for any reason other then death, normal retirement2, or disability2, the participant will be ineligible to receive an award.

[2]	Normal retirement or disability as defined for shore based employees in the Company’s Profit Sharing Plan, and as defined for wheelhouse employees in the Vessel Pension Plan.

Transfer. A participant who is transferred between business units of the Company will be entitled to receive a weighted award based upon the time spent at each of the units. The weighted award is calculated by adding (1) the participant’s prorated award for time spent at the first business unit, to (2) the participant’s prorated award for time spent at the second business unit3.
Promotions. A participant who is promoted or reassigned during any Performance Period, and whose bonus target is subsequently increased or decreased, will be eligible to receive a weighted award. The award is calculated by adding (1) the prorated award for service before the promotion or reassignment, to (2) the prorated award for service after the promotion or reassignment3.
Compensation Committee
The Compensation Committee has the responsibility for the overall governance and administration of the Plan. In fulfilling its duties, the Committee will be responsible for interpreting the Plan and will rely on these guidelines in making all determinations that are necessary or advisable for administration of the Plan.
In administering the Plan the Committee will, on an annual basis:
•	Approve the designation of Business Groups within the Company

•	Approve the Performance Measures and the Threshold, Target and Maximum budget performance levels for all participants

•	Approve linkage for participants to Company and Business Group performance

•	Approve the Bonus Levels for all participants whose salaries are at or above $100,000

•	Determine in its discretion whether a participant’s award will be decreased

•	Certify whether the performance objectives for a Covered Employee have been satisfied prior to payment of an award to a Covered Employee.
The Compensation Committee may deviate from the guidelines for the Plan, but in no event may it increase the amount payable to a Covered Employee upon attaining the performance objectives. The performance objectives of Covered Employees may only be adjusted as permitted under Section 162(m) or the regulations thereunder. In addition, the exercise of negative discretion with respect to any participant is not permitted to result in an increase in the amount payable to another participant who is a Covered Employee.

[3]	Company and Business Group performance factors are calculated using performance for the entire Performance Period.

Chief Executive Officer (“CEO”)
The CEO will have primary responsibility for recommending Plan guidelines to the Committee, and for carrying out the administrative duties associated with annual award calculations. In addition, the Compensation Committee may delegate additional administrative duties to the CEO or any Company officer. The CEO may determine, in his discretion, whether the award to any participant who is not an executive officer of the Company will be decreased (up to a maximum of 25% of the award) based on individual performance. The CEO may recommend, subject to Compensation Committee approval, that the award to any executive officer of the Company be similarly decreased based on individual performance.

Chief Financial Officer (“CFO”)
The CFO will be responsible for calculating performance under the Plan and recommending adjustments to the performance objectives. In this capacity, the CFO will:
•	Provide annual reports to the Compensation Committee and the CEO on each Business Group’s performance at the end of the Company’s fiscal year

•	Maintain a financial information system that reports results on an estimated quarterly and annual basis

•	Coordinate with the Company’s auditors to properly recognize any accounting expense associated with awards under the Plan

•	Provide the VP of Human Resources with the performance results of each Business Group as well as overall Company performance

•	Calculate new Threshold, Target and Maximum performance objectives as required by the Plan
VP of Human Resources
The VP of Human Resources will have primary responsibility for the day-to-day administration of the Plan. In this capacity, the VP of Human Resources will:
•	Develop and recommend Target Award Guidelines and eligible participants for each new Performance Period to the CEO for approval

•	Coordinate communications with participants, including materials to facilitate understanding the Plan’s objectives and goals

•	Provide quarterly performance updates to Plan participants

•	Calculate participants’ awards, using the performance factors provided by the CFO

•	Process paperwork approving individual award payments
Business Group Presidents and Vice Presidents
Business Group Presidents and Vice Presidents will:
•	Recommend participants for each Performance Period

•	Coordinate with the CFO to determine any significant changes in business conditions for purposes of reviewing the Threshold, Target and Maximum performance objectives

•	Insure that participants are informed of the actual award earned for each Performance Period